Exhibit 99.1

Kentucky American Water Files Rate Request
Driven by More Than $212 Million in Investment
Request reinforces company’s commitment to providing safe, clean, reliable and affordable service

LEXINGTON, Ky. (May 16, 2025) – Kentucky American Water filed a request today with the Kentucky Public Service Commission (PSC) for new rates, reflecting more than $212 million in system investments. The request reinforces the company’s commitment to replacing aging infrastructure and continuing to provide safe, clean, reliable and affordable service in compliance with environmental regulations for the benefit of customers.

“Kentucky American Water is dedicated to the health and safety of our customers and the communities we serve,” said Rob Burton, president of Kentucky American Water. “Our approach to long-term, efficient and consistent investments in our water systems enables us to deliver high-quality service to the more than half a million people we serve in 13 counties.”

Among the investments included in the request are the replacement of 30 miles of aging water pipelines and the upgrading of storage tanks, pumping stations, hydrants, meters and more.

In today’s filing, Kentucky American Water is seeking a total annual revenue increase of approximately $26.9 million, excluding Qualified Infrastructure Program (QIP) revenues that have already been approved. The company’s rate request undergoes extensive, public review by the PSC, the Kentucky Attorney General’s Office of Rate Intervention and other interested parties, such as the Lexington-Fayette Urban County Government. This process includes numerous interrogatories, public hearings and evidentiary hearings. The company’s last general rate case was filed in June 2023.

If the company’s proposed rates are approved as requested, the water bill for the average residential customer using 3,900 gallons per month would increase about $9 per month.

The new rates proposed in today’s filing are a request only. Kentucky American Water anticipates that proposed rates will go into effect, on an interim basis, approximately seven months after the filing. The PSC will make the final decision regarding any change in rates within 10 months of the filing. Once a final decision has been made by the PSC, the difference between the interim and final approved rates is subject to a refund. Customers will be informed of the approved rates by mail and on the company’s website.

Kentucky American Water offers bill paying assistance programs that include payment plans, budget billing and, for income-eligible customers, the company’s H2O Help to Others customer assistance program. More information can be found by clicking the Customer Assistance Program link under Customer Service & Billing on the company’s website.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Kentucky American Water
Kentucky American Water, a subsidiary of American Water, is the largest regulated water utility in the state, providing safe, clean, reliable and affordable water and wastewater services to approximately 527,000 people.

For more information, visit kentuckyamwater.com and join Kentucky American Water on Facebook, X, Instagram and LinkedIn.

AWK-IR

Media Contact:
Susan Lancho
Senior Manager, External and Government Affairs
Kentucky American Water
susan.lancho@amwater.com

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